Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AAR Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-214445, 333-191915, 333-219376, 333-249400) on Form S-8 of AAR CORP. of our reports dated July 20, 2021, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2021 and 2020, the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 31, 2021, which reports appear in the May 31, 2021 annual report of Form 10-K of AAR CORP.

Our report dated July 20, 2021, on the consolidated financial statements, refers to the Company’s change in its method for accounting for leases effective June 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

/s/ KPMG LLP

Chicago, Illinois

July 20, 2021